Filed Pursuant to Rule 433

Registration No. 333-265158

Fact Sheet | December 5, 2022
Buffered SupertrackSM Notes
Issuer:
Barclays Bank PLC
Tenor:
Approximately 2 years
Reference Assets:
The S&P 500 Index (Bloomberg ticker: “SPX <Index>”) and the Dow Jones Industrial Average (Bloomberg ticker: “INDU <Index>”) (each, a 'Reference Asset')
Buffer Value:
For each Reference Asset, 85.00% of its Initial Value
Buffer percentage:
15.00%
Upside Leverage Factor:
1.50
Maximum Return:
37.00% - 42.00%
Selected Structure Definitions
Payment at Maturity:
If you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes (in addition to the final Coupon Payment payable on such date) equal to:
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If the Final Value of the Least Performing Reference Asset is greater than or equal to its Initial Value, you will receive an amount per $1,000 principal amount Note calculated as follows:
$1,000 + [$1,000 × lesser of (a) Reference Asset Return of the Least Performing Reference Asset × Upside Leverage Factor and (b) Maximum Return]
Assuming the Maximum Return is set at 37.00% if the Reference Asset Return is 24.667% or more, you will receive a payment at maturity of $1,370.00 per $1,000 principal amount Note that you hold.
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If the Final Value of the Least Performing Reference Asset is less than its Initial Value, but greater than or equal to its Buffer Value, you will receive a payment of $1,000 per $1,000 principal amount Note.
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If the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will receive an amount per $1,000 principal amount Note calculated as follows:
$1,000 + [$1,000 × (Reference Asset Return of the Least Performing Reference Asset + Buffer Percentage)]
If the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Reference Asset Return of the Least Performing Reference Asset falls below -15.00%. You may lose up to 85.00% of the principal amount of your Notes at maturity.
All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated November 30, 2022 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control.

Hypothetical Payment at Maturity
CUSIP / ISIN:
06749NAL6 / US06749NAL64
Initial Value:
The Closing Value of the Reference Assets on the Initial Valuation Date.
Final Value:
The Closing Value of the Reference Assets on the Final Valuation Date.
Initial Valuation Date:
December 21, 2022
Issue Date:
December 27, 2022
Final Valuation Date:
December 23, 2024
Maturity Date:
December 26, 2024
The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement.

Fact Sheet | December 5, 2022
Buffered SupertrackSM Notes
Summary Characteristics of the Notes
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Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 0.45% of the principal amount of the notes, or up to $4.50 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees.
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Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $971.30 and $991.30 per Note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information.
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Potential for Significant Loss—The notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the notes at maturity. If the Final Value of any Reference Asset is less than its Buffer Value, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Reference Asset Return of the Least Performing Reference Asset falls below -15.00%. You may lose up to 85.00% of your principal amount.
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Potential Return is Limited to the Maximum Return—If the Reference Asset Return of the Least Performing Reference Asset is greater than 0.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold plus an additional payment that will not exceed $1,000 times the Maximum Return. Assuming that the Maximum Return is set at 37.00%, (i) the maximum payment that you may receive at maturity is $1,370.00 per $1,000 principal amount Note that you hold, and (ii)because the Upside Leverage Factor is equal to 1.50, you will not benefit from any appreciation of the Reference Asset beyond a Reference Asset Return 24.667%, which may be significant.
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The Payment at Maturity of the Notes is Based Solely on the Closing Value of the Least Performing Reference Asset on the Final Valuation Date — The Final Value of any Reference Asset will be based solely on the Closing Value of such Reference Asset on the Final Valuation Date. Accordingly, if the value of the Least Performing Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the value of that Reference Asset at any time prior to such drop.

Summary Risk Considerations
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Credit of Issuer—The notes are unsecured and unsubordinated debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any repayment of principal, under the terms of the notes.
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U.K. Bail-In Power—Each holder and beneficial owner of notes acknowledges, accepts, and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information.
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Historical Performance—The historical performance of the Reference Assets is not an indication of the future performance of the Reference Assets over the term of the notes.
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Conflict of Interest—In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes.
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Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily.
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Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation.

In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement.
Other Information
This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink:
https://www.creativeservices.barclays/docs/200007927/06749NAL6.pdf
You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes.
You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes.